Dentsply Sirona Announces Appointment of Janet Vergis as New Board Member

CHARLOTTE, NC., September 25, 2019 - DENTSPLY SIRONA Inc. (“Dentsply Sirona”) (Nasdaq: XRAY), the Dental Solutions Company, today announced that Janet S. Vergis has been appointed to its Board of Directors, increasing the size of its Board from ten to eleven members.

“On behalf of Dentsply Sirona and the Board of Directors, I am pleased to welcome Ms. Vergis to the Board.” said Eric K. Brandt, Non-Executive Chairman of the Board. “Janet brings extensive experience in the dental and healthcare industries and a proven track record of success in research and development and new product development which complements our Board of Directors’ skills and experiences. We expect Janet will be a valuable member of our Board and look forward to her contributions as our team continues to focus on delivering growth.”

About Janet S. Vergis

Ms. Janet S. Vergis has served as an Executive Advisor for private equity firms since January 2013, where she identifies and evaluates healthcare investment opportunities. From January 2011 to August 2012, Ms. Vergis was the Chief Executive Officer of OraPharma, Inc., a specialty pharmaceutical company dedicated to oral health, where she led that company’s successful turnaround and its subsequent sale. From 2004 to 2009, Ms. Vergis served as President of Janssen Pharmaceuticals, McNeil Pediatrics and Ortho-McNeil Neurologics. From 1988 to 2004, Ms. Vergis served in various positions of increasing responsibility in executive leadership, research and development, new product development, sales, and marketing with Johnson & Johnson and its subsidiaries. Ms. Vergis is also currently a member of the Board of Directors of Church & Dwight Co., Inc. and MedDay Pharmaceuticals and was a member of the Board of Directors of Amneal Pharmaceuticals, Inc. from 2015 until 2019. Ms. Vergis earned a B.S. degree in Biology and an M.S. degree in Physiology from The Pennsylvania State University.

About Dentsply Sirona
Dentsply Sirona is the world’s largest manufacturer of professional dental products and technologies, with a 132-year history of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solutions offering including dental and oral health products as well as other consumable medical devices under a strong portfolio of world class brands. As The Dental Solutions Company, Dentsply Sirona’s products provide innovative, high-quality and effective solutions to advance patient care and deliver better, safer and faster dentistry. The Company’s shares of common stock are listed in the United States on Nasdaq under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products.

Contact Information:

Investors:
John Sweeney, CFA, IRC
Vice President, Investor Relations
+1-717-849-7863
John.Sweeney@dentsplysirona.com